Exhibit 5.01
[On the letterhead of Allen & Gledhill LLP]
19 November 2010
Flextronics International Ltd.
No. 2 Changi South Lane
Singapore 486123
Dear Sirs
Registration Statement on Form S-8 of Flextronics International Ltd. (the “Company”)
1.
At your request, we have examined the Registration Statement on Form S-8 (excluding all Exhibits thereto) (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about 19 November 2010 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 138,286,253 ordinary shares in the capital of the Company (“Ordinary Shares”) out of which:

(a)	10,000,000 Ordinary Shares (the “Reserved Shares”) represents additional Ordinary Shares reserved for issuance under the Company’s 2010 Equity Incentive Plan (the “2010 EIP”); and
(b)
45,932,549 Ordinary Shares (the “Re-grant Shares”) represents (i) additional Ordinary Shares that were previously available for future grant under previous equity plans of the Company (the “Prior Plans”), which have been consolidated into the 2010 EIP; and (ii) 82,353,704 Ordinary Shares subject to outstanding awards under the Prior Plans that may become available for future grant under the 2010 EIP as a result of the forfeiture, expiration or termination of such awards under the Prior Plans, in each case as described in the Registration Statement.

This opinion is being rendered solely to the Company in connection with the filing of the Registration Statement.
2.	The Ordinary Shares to be registered under the Registration Statement comprises an aggregate of:
(a)
such number of Ordinary Shares (the “Option Shares”) subject to issuance by the Company upon the valid exercise of subscription rights represented by outstanding share options granted under the 2010 EIP;

(b)
such number of Ordinary Shares (the “Performance Shares”) underlying performance share awards granted pursuant to the 2010 EIP, the issuance of which is subject to the satisfaction of certain performance criteria within the performance period(s) prescribed by the compensation committee of the board of directors of the Company (the “Compensation Committee”), pursuant to the 2010 EIP;

(c)
such number of Ordinary Shares (the “Performance Units Shares”) underlying performance share units granted pursuant to the 2010 EIP, the issuance of which is subject to the satisfaction of certain performance criteria within the performance period(s) prescribed by the Compensation Committee, pursuant to the 2010 EIP;

(d)
such number of Ordinary Shares (the “Restricted Units Shares”) underlying restricted share unit awards granted pursuant to the 2010 EIP, the issuance of which is subject to the satisfaction of certain criteria prescribed by the Compensation Committee, pursuant to the 2010 EIP; and

(e)
such number of Ordinary Shares (the “SAR Shares”) issuable, at the determination of the Committee, in satisfaction of payments payable by the Company under share appreciation rights awards granted pursuant to the 2010 EIP,

(the Option Shares, the Performance Shares, Performance Units Shares, Restricted Units Shares and SAR Shares to be collectively defined as the “Registration Shares”).
3.
As your Singapore counsel, we have examined the Minutes of Directors’ Meeting held on 26 May 2010 (the “Board Resolutions”) and Minutes of Annual General Meeting held on 23 July 2010 (the “Shareholders’ Resolutions”) (collectively, the “2010 EIP Adoption Resolutions”), in each case approving the adoption of the 2010 EIP.

4.	We have also made such other examinations of law and fact as we have considered necessary in order to form a basis for the opinion hereafter expressed.
5.	We have assumed that:-
(a)
there shall be subsisting a valid authority given to the Board of Directors of the Company pursuant to Section 161 of the Singapore Companies Act, Chapter 50 in respect of the issue of the Registration Shares at the time of the issue of the Registration Shares;

(b)	the Board of Directors of the Company shall before the issue of the:-
(i)
Option Shares resolve to approve the allotment and issue by the Company of the Option Shares in accordance with the terms of the 2010 EIP upon the exercise of the subscription rights represented by the outstanding share options;

(ii)
Performance Shares, Performance Units Shares, Restricted Units Shares, or as the case may be, the SAR Shares, resolve to approve the allotment and issue by the Company of the Performance Shares, Performance Units Shares, Restricted Units Shares and SAR Shares respectively, all in accordance with the terms of the 2010 EIP,

(the “Company’s Allotment Procedures”);

(c)
the Re-grant Shares that have become or may become available for issuance under the 2010 EIP from time to time do not exceed the total number of shares reserved and available for issuance under the 2010 EIP; and

(d)
each of the Board Resolutions and the Shareholders’ Resolutions are true, complete and up-to-date copies and each such aforesaid resolutions have not been rescinded or modified and remain in full force and effect and that no other resolution or other action has been taken which could affect the validity of the Board Resolutions and/or the Shareholders’ Resolutions.

6.	Based upon and subject to the foregoing and subject to any matters not disclosed to us, we are of the opinion that:
(a)
the Option Shares allotted and issued by the Company (i) upon the exercise of the subscription rights represented by outstanding share options granted under the 2010 EIP in accordance with its terms against full payment of the applicable exercise price, (ii) pursuant to the Company’s Allotment Procedures, and (iii) represented by share certificates issued by the Company in respect of such Option Shares, will be legally issued, fully-paid and non-assessable; and

(b)
the Performance Shares, the Performance Units Shares, the Restricted Units Shares, or as the case may be, the SAR Shares allotted and issued by the Company (i) in accordance with the terms of the 2010 EIP against full payment (if any) of each Performance Share, Performance Units Share, Restricted Units Share, or as the case may be, SAR Share so allotted and issued, and (ii) represented by share certificates issued by the Company in respect of such Performance Shares, Performance Units Shares, Restricted Units Shares, or as the case may be, SAR Shares, will be legally issued, fully-paid and non-assessable.

7.
For the purposes of this opinion we have assumed that the term “non-assessable” in relation to the Registration Shares to be issued means under Singapore law that holders of such Registration Shares, having fully paid up all amounts due on such Registration Shares as to the issue price thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Registration Shares.

8.
Our opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Registration Statement or otherwise. Further, our opinion is not to be transmitted to, nor is it to be relied upon by, any other person or quoted or referred to in any public document or filed with any governmental authority or agency without our prior written consent. Subject to the foregoing, we consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.

Yours faithfully
/s/ Allen & Gledhill LLP
Allen & Gledhill LLP